Exhibit 99.1




                                             United Pan-Europe Communications NV
                                             Boeing Avenue 53
                                             1119 PE Schipol-Rijk
                                             Amsterdam
                                             The Netherlands
                                             T +31 (0)20 77 89 840
                                             F +31 (0)20 77 89 84



October 19, 2001



TO THE HOLDERS OF THE FOLLOWING SERIES OF OUTSTANDING NOTES OF UNITED PAN-EUROPE COMMUNICATIONS N.V.



Ladies and Gentlemen:

     We are writing to you to inform you of our response to the tender offer (the "Liberty Offer") commenced by Liberty UPC Bonds, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Liberty Media Corporation, a Delaware corporation ("Liberty"), to purchase up to $60,000,000 10 7/8% Senior Notes due 2007, up to (euro)30,000,000 10 7/8% Senior Notes due 2007, up to $240,000,000 10 7/8% Senior Notes due 2009, up to (euro)90,000,000
10 7/8% Senior Notes due 2009, up to $220,500,000 12 1/2% Senior Discount Notes due 2009, up to $75,600,000 11 1/4% Senior Notes due 2009, up to
(euro)30,300,000  11 1/4%  Senior  Notes due 2009,  up to  $143,400,000  13 3/8%
Senior Discount Notes due 2009, up to (euro)57,300,000 13 3/8% Discount Senior Notes due 2009, up to $180,000,000 11 1/4% Senior Notes due 2010, up to
(euro)60,000,000 11 1/4% Senior Notes due 2010, up to $90,000,000 11 1/2% Senior
Notes due 2010, up to $300,000,000 13 3/4% Senior Discount Notes due 2010 (collectively, the "Notes") of United Pan-Europe Communications N.V., a corporation organized under the laws of The Netherlands ("UPC") at a price designated by the holders of the Notes within the purchase price ranges and otherwise upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated October 9, 2001.

     Please be advised that UPC is expressing no opinion and remaining neutral toward the Liberty Offer.

     UPC is taking no position with respect to the Liberty Offer because (a) UPC has not participated in, and takes no responsibility for, the Liberty Offer, (b) UPC does not have sufficient information which would allow it to determine whether the Liberty Offer is beneficial or detrimental to the interests of UPC or the holders of the Notes, and (c) each holder of the Notes and his, her or its financial advisor are in a better position to decide whether tendering or refraining from tendering would meet the investment objectives of such holder.

                                   Sincerely,

                                   United Pan-Europe Communications N.V.

                                   By:/s/Mr. Charlie Bracken
                                      ------------------------------
                                      Name:  Mr. Charlie Bracken
                                      Title: Chief Financial Officer





                                   Registered number 3422231
                                   Registered address:  as above
                                   United Pan-Europe Communications is a
                                   subsidiary of UnitedGlobalCom